Exhibit 99.1

Contact:

Marc Applebaum

Chief Financial Officer

Q.E.P. Co., Inc.

(561) 994-5550

Q.E.P. CO., INC. ANNOUNCES PRELIMINARY RESULTS FOR FISCAL 2005 AND

INITIAL GUIDELINES FOR FISCAL 2006

BOCA RATON, FLORIDA - March 9, 2005—Q.E.P. Co., Inc. (Nasdaq: QEPC) today announced selected preliminary results for its fiscal year ended February 28, 2005. For fiscal 2005 sales increased nearly 20% to approximately $170 million from $143 million in the prior year. The improvement was the result of market share gains and contributions from domestic and foreign acquisitions consummated during the year.

The company’s operating income, after tax, for the 2005 fiscal period is expected to be approximately $1 million less than anticipated. The shortfall was the result of a continuing erosion (particularly in the fourth quarter of fiscal 2005) in the company’s gross margin due primarily to higher costs for raw materials, shipping and energy.

An approximate $1 million tax benefit associated with the recognition of certain accumulated international losses on its U.S. tax return for the fiscal 2005 year is expected to offset the operating income shortfall and result in net earnings after tax in the upper end of the range of $1.27 to $1.30 per share as previously estimated by the company.

For fiscal 2006, gross margins are anticipated to gradually improve as a result of a series of price increases that will become effective during the course of the year with the Company’s major customers. Sales for the fiscal 2006 period are estimated to grow by 20 percent and be in excess of $200 million.

Lewis Gould, Q.E.P.’s Chairman and Chief Executive Officer, stated: “The past fiscal year has been challenging because of unprecedented and consistently rising raw materials and shipping costs. We have a number of initiatives that will result in us obtaining higher prices for fiscal 2006, which will begin to improve our gross margins as we progress through the year. The Company anticipates that its final fiscal 2005 fourth-quarter and full-year results will be released during the week of April 18, 2005 at which the time it will give full guidance for the fiscal 2006 period.”

Q.E.P. Co., Inc., founded in 1979, is a leading manufacturer, marketer and distributor of a broad line of flooring tools and accessories for the home improvement and professional installer markets. Under brand names Q.E.P., Roberts, Q-Set and O’Tool, Q.E.P. markets approximately 3,000 products used primarily for surface preparation and installation of ceramic tile, carpet, vinyl and wood flooring. The Company sells its products to large home improvement retail centers, as well as traditional distribution outlets in 50 states and around the world.

Certain statements in this press release, including statements regarding our expected sales, operating income and tax benefits for our 2005 fiscal year as well as our gross sales for our 2006 fiscal year, and regarding our ability to increase prices and improve our gross margins are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements. Among the risks and uncertainties that could cause such a difference are the Company’s assumptions relating to the expected growth in sales of its products, its ability to effectively integrate Roberts Mexicana and other acquired businesses, the success of the Company’s sales and marketing efforts, improvements in productivity and cost reductions, changes in prices of raw materials and our inability to effect price increases, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended February 29, 2004, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.